Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE APPOINTS NEW LEAD INDEPENDENT DIRECTOR AND AUDIT COMMITTEE CHAIR

Tacoma, WA – Oct. 9, 2008 - TrueBlue Inc. (NYSE: TBI) has appointed Bill Steele to serve as lead independent director, effective Oct. 8, 2008, following the unexpected death of recently-appointed lead independent director and Audit Committee Chairman Keith Grinstein.

Steele has served as a member of the board since 2001. He is also chairman of the company’s Governance Committee and a member of the Compensation Committee. He is currently a director and chairman of the Executive Committee of ABM Industries (NYSE: ABM).

The board also appointed current board member Craig Tall as chairman of the Audit Committee. Tall has served as a member of the board since 2006. He is also a member of the Governance and Compensation Committees. Tall was a member of Washington Mutual’s executive committee from 1985 until 2004 and retired in 2008.

“We are pleased to have both Bill and Craig’s leadership in their new roles,” said TrueBlue Chairman of the Board Joe Sambataro. “Their considerable experience and knowledge of corporate governance will be invaluable to the company.”

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion. Each year, TrueBlue connects approximately 600,000 people to work through the following brands: Labor Ready, PMI, Spartan Staffing, CLP Resources, PlaneTechs, and TLC Drivers. Headquartered in Tacoma, Wash., TrueBlue serves more than 300,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Contacts

Stacey Burke, VP of Corporate Communications

253-680-8291